Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

July 16, 2021

Thimble Point Acquisition Corp.,

195 Church Street, 15th Floor,

New Haven, CT 06510.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 132,395,625 shares (the “Shares”) of Class A Common Stock, par value $0.0001 per share, of Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), to be issued to holders of common stock and preferred stock of Pear Therapeutics, Inc., a Delaware corporation (“Pear”), pursuant to the Business Combination Agreement, dated as of June 21, 2021 (the “Business Combination Agreement”), by and among the Company, Pear and Oz Merger Sub, Inc., a Delaware corporation, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Securities Act, and the Shares have been duly issued pursuant to the Business Combination Agreement as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the issuance of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Thimble Point Acquisition Corp.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP